Exhibit 99.1

FOR IMMEDIATE RELEASE                                  Contact: Kathryn L. Tyler
October 5, 2001                                                   (804) 228-5600


            Open Plan Systems, Inc. Sells Lansing, Michigan Facility

         RICHMOND,  VIRGINIA  (October  5,  2001)  -  Open  Plan  Systems,  Inc.
(OTCBB:PLAN)   announced   today  that  it  has   completed   the  sale  of  its
remanufacturing facility under construction in Lansing, Michigan. The sale resulted in cash proceeds to the Company of approximately $395,000 after payment of amounts due to the contractor engaged to construct the facility and certain expenses related to the sale. In connection with the closing, the contractor's suit against the Company for amounts owed under the construction contract was dismissed.

         The Company also announced that it had redeemed all of the outstanding Michigan Strategic Fund Variable Rate Demand Limited Obligation Revenue Bonds in anticipation of the sale of the Lansing facility. At the time of redemption, there were $2.4 million of such bonds outstanding. The bonds had been issued in 2000 to finance the construction of the new Lansing facility.

         The sale of the remanufacturing facility under construction in Lansing, Michigan is part of the Company's restructuring plan adopted in June 2001. The Company previously had ceased remanufacturing operations in Lansing and consolidated all of its remanufacturing operations in Richmond, Virginia as part of the restructuring plan. However, the Company intends to continue to operate its Detroit, Michigan sales office and to service Michigan customers.

         Thomas M. Mishoe, Jr., President and Chief Executive Officer of the Company, said, "I am pleased with the progress being made with respect to the Company's restructuring plan. Although it was a difficult decision for the Company to make, the closing of the Lansing plant and the sale of the new Lansing facility under construction were important steps that needed to be taken in the effort to reduce costs, improve margins and bring the Company back to profitability."

         The Company cautions readers that the statements contained herein regarding the Company's future business plans, operations, opportunities or prospects, including any statements regarding a return to profitability or completing a financial turnaround, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current knowledge and assumptions about future events. Actual events, results or performance may be materially different from any events, results or performance expressed or implied by such forward-looking statements. Nothing in this press release is intended to be indicative of results for the third quarter 2001 or any future period. For more details on factors that could affect expectations, see the Company's Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission.

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         Open Plan  Systems,  Inc.  remanufactures  and markets  modular  office workstations through a network of Company-owned sales offices and selected dealers. Workstations consist of movable panels, work surfaces, storage units, lighting and electrical distribution combined into a single integrated unit. The Company has recycled over fifty million pounds of workstations. Under its "As
Is"  program,   the  Company  also  purchases  and  resells  used  workstations.
Additionally, the Company markets a wide variety of other office-related products including chairs, desks and other office furniture.


























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